Exhibit 99.1

Update on HubSpot Sales

June 4, 2019

Hi folks.

Hunter Madeley is going to be moving on from HubSpot. He is taking a CEO job in his native Toronto. Hunter’s going to stick around through June to help us close out the quarter, and his last day will be July 2nd.

Hunter’s done an excellent job since joining HubSpot back in 2014. He’s led the sales organization from a $100 million run-rate to over a $550 million run-rate. I’m happy for him and proud of him.

In addition to the performance, there are a few things in particular that I admire about Hunter and are unusual in a sales leader:

•	Humble: In most organizations, the head of sales is among the cockiest people in the building. He’s one of the most down to earth people I know.

•	High integrity: I never had to worry about Hunter, he set the right tone at the top of the sales organization.

•	Mission & culture motivated: He was more of a missionary than a mercenary. He loved the mission and culture and espoused it often.

•	Analytical: Unusually facile with numbers. He often saw patterns and stories in data that I missed.

•	Unflappable: Always steady and calm under pressure.

•	Team: He did a great job of retaining the stars he inherited and adding some stars to that mix.

If you know Hunter, please join me in congratulating him on a great run here at HubSpot and wishing him the best on his next adventure.

So what’s next for us? Good question!

Folks who know me know that I’m a big baseball fan. For those of you from other countries or who are not fans of the game, I’ll give you a small tutorial on team development. You can get major league baseball players in two ways:

1.	You can grow your own talent through drafting players and developing them through your minor league system.

2.	You can also acquire “free agents,” which are experienced major leaguers from other teams.

You can build a very good team through solely growing your own players. But to build a great team, you need to complement that home-grown talent with a few free agents. For example, last year my favorite team, the Boston Red Sox, won the World Series. The vast majority of their players were home grown (e.g., Mookie Betts, last year’s MVP), but there were a few free agents who helped propel them (e.g., Chris Sale, JD Martinez).

Why do I bore you with baseball team development? Well, it’s particularly analogous to HubSpot. HubSpot is built largely of home-grown talent with a few excellent free agents sprinkled in. I’m surrounded by and am amazed by that home-grown talent every day, but I think we need to replace Hunter with another free agent. To that end, we are going to go outside of HubSpot to recruit a “chief customer officer.” The new person will take on Hunter’s sales responsibilities along with responsibility for marketing and service, the entire customer flywheel.

I’m looking forward to the upcoming search. We are going to take our time to find the right person, a luxury we have thanks to the strong talent we have in the sales, marketing, and services organizations. I’m also lucky to have JD Sherman, our awesome Chief Operating Officer and great partner of mine along with my co-founder Dharmesh.

I’m excited for Hunter. I’m really excited about the future for HubSpot.

-	Brian.